Exhibit 99.1

Contact:
Ron Parham
Sr. Director of Investor Relations
& Corporate Communications
Columbia Sportswear Company
(503) 985-4584
rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS RECORD SECOND QUARTER AND FIRST HALF NET SALES; REITERATES FULL YEAR 2016 OUTLOOK

Second Quarter and First Half 2016 Highlights:

•	Second quarter net sales increased 2 percent (2 percent constant-currency) to a second quarter record $388.8 million.

•	Second quarter net loss totaled $8.2 million, or $(0.12) per share.

•	First half net sales increased 6 percent (8 percent constant-currency) to a first half record $913.9 million.

•
First half net income increased 19 percent to $23.6 million, or $0.33 per diluted share, aided by a tax benefit of $4.5 million, or $0.06 per diluted share, from the adoption of a newly issued accounting standard.

•	The board of directors approved a regular quarterly dividend of $0.17 per share, payable on September 1, 2016 to shareholders of record on August 18, 2016.

Fiscal Year 2016 Outlook Reiterated:

•	Mid-single-digit percentage net sales growth, including less than 1 percentage point negative effect from changes in currency exchange rates.

•	Mid-single-digit percentage increase in operating income to between $254 million and $263 million, representing operating margin of up to 10.7 percent of net sales.

•	An estimated full year tax rate of approximately 25.0 percent.

•
High-single-digit percentage increase in net income to between $184 million and $191 million, or approximately $2.60 to $2.70 per diluted share, on approximately 70.7 million diluted shares outstanding.

PORTLAND, Ore. - July 28, 2016 - Columbia Sportswear Company (NASDAQ: COLM) today announced record second quarter net sales of $388.8 million for the quarter ended June 30, 2016, a 2 percent increase (2 percent constant-currency) compared with net sales of $380.2 million for the second quarter of 2015. Second quarter 2016 net loss totaled $8.2 million, or $(0.12) per share, compared to second quarter 2015 net loss of $6.5 million, or $(0.09) per share.

Through the first six months of 2016, net sales grew $54.7 million, or 6 percent (8 percent constant-currency), to $913.9 million, compared to $859.2 million in the first half of 2015. First half 2016 operating income declined 8 percent, to $32.5 million, compared with operating income of $35.2 million in the first half of 2015. First half net income increased 19 percent, to $23.6 million, or $0.33 per diluted share, including a tax benefit of $4.5 million, or $0.06 per diluted share, related to the company's adoption of a newly issued accounting standard. First half 2015 net income totaled $19.9 million, or $0.28 per diluted share.

Chief Executive Officer Tim Boyle commented, “Our successful first half results were highlighted by solid growth from three of our four major brands and improved gross margins in a challenging global environment. High-single-

digit wholesale growth and low-20-percent direct-to-consumer growth in the U.S., combined with mid-20-percent constant-currency growth in Europe-direct markets and 20 percent constant-currency growth in Canada, demonstrate that we gained market share in each of these important geographies during the first half of 2016."

Boyle concluded, "Our powerful brand portfolio, strong balance sheet and disciplined cost management provide us the financial flexibility to continue making strategic investments to build our brands, drive consumer demand, and improve profitability over the long term.”

Second Quarter Results
(All comparisons are between second quarter 2016 and second quarter 2015, unless otherwise noted.)

The second quarter is the company’s smallest revenue quarter, historically accounting for a mid-teens percentage of annual net sales. As a result, year-over-year regional, brand and category net sales comparisons often produce large percentage variances in relation to the prior year’s comparable period due to the small base of comparison and shifts in the timing of shipments which, when coupled with the company’s fixed cost structure, can have an amplified effect on operating results.

Second quarter consolidated net sales growth of 2 percent (2 percent constant-currency) was driven by:

•
U.S. net sales growth of 8 percent to $228.8 million, consisting of mid-teen percentage growth in the company's direct-to-consumer channels and low single-digit percentage growth in wholesale channels; and

•	a 20 percent net sales increase (27 percent constant-currency) in Canada, to $13.6 million.
This growth was partially offset by:

•
a 1 percent net sales decline (2 percent constant-currency) in the Europe, Middle East and Africa (EMEA) region to $59.1 million, including a low-double-digit percentage decline in net sales to EMEA distributors, largely offset by high-teen percentage growth (mid-teen constant-currency) in the company’s Europe-direct business; and

•
a 10 percent net sales decline (11 percent constant-currency) in the Latin America, Asia Pacific (LAAP) region to $87.3 million, primarily reflecting a low-twenty percent net sales decline in Korea (high-teen constant-currency), a low-twenty percent decline in net sales to LAAP distributors, and a mid-teen net sales decline (low-double-digit constant-currency) in China, partially offset by a low-double-digit percentage (low-single-digit constant-currency) net sales increase in Japan. (See “Geographical Net Sales” table below.)

Global Columbia brand net sales increased 3 percent (2 percent constant-currency) to $333.4 million compared with the second quarter of 2015. Global SOREL brand net sales declined 19 percent (16 percent constant-currency) to $3.5 million. Global prAna brand net sales increased 23 percent (23 percent constant-currency) to $32.2 million, and global Mountain Hardwear brand net sales declined 20 percent (20 percent constant-currency) to $17.0 million. (See “Brand Net Sales” table below.)

Global Apparel, Accessories & Equipment net sales increased 4 percent (4 percent constant-currency) to $321.5 million and Footwear net sales declined 4 percent (4 percent constant-currency) to $67.3 million. (See “Categorical Net Sales” table below.)

Second quarter loss from operations totaled $11.8 million, or (3.0) percent of net sales, compared to $9.0 million, or (2.4) percent of net sales, for the same period in 2015.

The effective income tax rate was 29.1 percent in the second quarter of 2016, comparable to 29.2 percent for the same period in 2015.

Second quarter net loss totaled $8.2 million, or $(0.12) per share, compared with second quarter 2015 net loss of $6.5 million, or $(0.09) per share.

Balance Sheet and Cash Flow
Consolidated inventories of $653.6 million at June 30, 2016 were 12 percent higher than the $581.0 million balance at June 30, 2015, consisting primarily of current Fall 2016 and Spring 2016 product.

The company generated $102.7 million in operating cash flow in the first half of 2016, and finished the quarter with $428.8 million of cash and short-term investments, compared with $417.5 million at June 30, 2015.

Dividend
The board of directors authorized a regular quarterly dividend of $0.17 per share, payable on September 1, 2016 to shareholders of record on August 18, 2016.

Reiterated 2016 Financial Outlook
All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year, with virtually all of the company's anticipated growth in 2016 operating income and earnings concentrated in the fourth quarter.

The company currently expects mid-single-digit percentage 2016 net sales growth, including approximately 1 percentage point negative effect from changes in foreign currency exchange rates, on a base of 2015 net sales of $2.33 billion.

The company expects fiscal year 2016 gross margins to improve by up to 10 basis points, and for selling, general and administrative expenses (SG&A) to increase at a rate slightly faster than net sales, resulting in approximately 15 basis points to 45 basis points of SG&A expense deleverage. The company continues to expect a full year tax rate of approximately 25 percent.

Based on the above assumptions, the company expects a mid-single-digit percentage increase in operating income, to between $254 million and $263 million, resulting in anticipated 2016 operating margin of up to 10.7 percent. The company expects a high-single-digit percentage increase in net income after non-controlling interest, to between approximately $184 million and $191 million, or approximately $2.60 to $2.70 per diluted share, up to 10 percent higher than 2015 EPS of $2.45. Included in the above 2016 EPS outlook is an unfavorable impact of approximately $(0.26) resulting from the strengthening of the U.S. dollar, in addition to an estimated unfavorable impact of $(0.10) per share in 2015. This currency impact primarily consists of lower gross margins within many of our foreign subsidiaries as a result of increased local currency costs of inventory purchased in U.S. dollars.

CFO’s Commentary on Second Quarter and First Half 2016 Results and Reiterated 2016 Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, Executive Vice President of Finance, Chief Financial Officer and Treasurer, reviewing the company’s second quarter and first half 2016 financial results and reiterated 2016 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, July 28, 2016 at 5:00 p.m. ET to review its second quarter and first half financial results and reiterated 2016 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company’s website at http://investor.columbia.com where it will remain available until approximately July 26, 2017.

Third Quarter 2016 Reporting Schedule
Columbia Sportswear plans to report financial results for third quarter 2016 on Thursday, October 27, 2016 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company’s third quarter financial results and updated 2016 outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States (“GAAP”). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See “Supplemental Financial Information - Constant-currency Basis” tables below.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, prAna®, and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, and www.outdry.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, operating income, operating margins, income tax rates, earnings per share, inventory costs, the effects of changes in foreign currency exchange rates, and net income. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts;

intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,
	2016	2015
Current Assets:
Cash and cash equivalents	$415,944	$371,062
Short-term investments	12,859	46,428
Accounts receivable, net	192,354	198,296
Inventories	653,636	581,031
Deferred income taxes	—	55,519
Prepaid expenses and other current assets	35,657	45,513
Total current assets	1,310,450	1,297,849

Property, plant, and equipment, net	287,869	285,833
Intangibles and other non-current assets	309,235	234,974
Total assets	$1,907,554	$1,818,656

Current Liabilities:
Short-term borrowings	$2,364	$—
Accounts payable	274,609	286,623
Accrued liabilities	121,696	110,528
Income taxes payable	3,094	3,436
Deferred income taxes	—	125
Total current liabilities	401,763	400,712

Note payable to related party	14,681	15,739
Other long-term liabilities	53,502	50,713

Equity:
Columbia Sportswear Company shareholders' equity	1,419,521	1,337,646
Non-controlling interest	18,087	13,846
Total equity	1,437,608	1,351,492

Total liabilities and equity	$1,907,554	$1,818,656

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$388,745	$380,234	$913,881	$859,216
Cost of sales	209,161	208,916	486,920	459,124
Gross profit	179,584	171,318	426,961	400,092
	46.2%	45.1%	46.7%	46.6%

Selling, general and administrative expenses	193,321	181,502	398,346	368,004
Net licensing income	1,951	1,222	3,864	3,072
Income (loss) from operations	(11,786)	(8,962)	32,479	35,160
Interest income, net	692	574	1,183	951
Interest expense on note payable to related party	(262)	(278)	(526)	(552)
Other non-operating income (expense)	259	467	(116)	(1,729)
Income (loss) before income tax	(11,097)	(8,199)	33,020	33,830
Income tax benefit (expense)	3,224	2,395	(6,699)	(11,715)
Net income (loss)	(7,873)	(5,804)	26,321	22,115
Net income attributable to non-controlling interest	299	741	2,723	2,189
Net income (loss) attributable to Columbia Sportswear Company	$(8,172)	$(6,545)	$23,598	$19,926

Earnings (loss) per share attributable to Columbia Sportswear Company:
Basic	$(0.12)	$(0.09)	$0.34	$0.28
Diluted	(0.12)	(0.09)	0.33	0.28
Weighted average shares outstanding:
Basic	69,694	70,339	69,567	70,210
Diluted	69,694	70,339	70,542	71,152

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,321	$22,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,491	27,778
Loss on disposal and impairment of property, plant, and equipment	3,460	507
Deferred income taxes	1,514	7,688
Stock-based compensation	5,453	5,939
Excess tax benefit from employee stock plans	—	(6,342)
Changes in operating assets and liabilities:
Accounts receivable	187,132	139,730
Inventories	(167,461)	(202,276)
Prepaid expenses and other current assets	(1,968)	(7,442)
Other assets	(3,125)	(3,018)
Accounts payable	53,458	78,252
Accrued liabilities	(33,456)	(29,630)
Income taxes payable	(1,020)	(11,263)
Other liabilities	2,903	2,098
Net cash provided by operating activities	102,702	24,136

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(21,263)	(38,208)
Sales of short-term investments	8,855	19,213
Capital expenditures	(22,972)	(28,365)
Proceeds from sale of property, plant, and equipment	40	104
Net cash used in investing activities	(35,340)	(47,256)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	19,625	260
Repayments on credit facilities	(19,202)	(260)
Proceeds from issuance of common stock under employee stock plans	9,102	14,371
Tax payments related to restricted stock unit issuances	(4,806)	(4,531)
Excess tax benefit from employee stock plans	—	6,342
Repurchase of common stock	—	(14,525)
Cash dividends paid	(23,689)	(21,113)
Net cash used in financing activities	(18,970)	(19,456)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,218)	80
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	46,174	(42,496)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	369,770	413,558
CASH AND CASH EQUIVALENTS, END OF PERIOD	$415,944	$371,062

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$4,856	$4,044

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended June 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2016	Translation	2016(1)	2015	% Change	% Change(1)
Geographical Net Sales:
United States	$228.8	$—	$228.8	$212.1	8%	8%
LAAP	87.3	(0.6)	86.7	97.0	(10)%	(11)%
EMEA	59.1	(0.7)	58.4	59.8	(1)%	(2)%
Canada	13.6	0.7	14.3	11.3	20%	27%
Total	$388.8	$(0.6)	$388.2	$380.2	2%	2%

Brand Net Sales:
Columbia	$333.4	$(0.4)	$333.0	$325.1	3%	2%
SOREL	3.5	0.1	3.6	4.3	(19)%	(16)%
prAna	32.2	—	32.2	26.1	23%	23%
Mountain Hardwear	17.0	(0.1)	16.9	21.2	(20)%	(20)%
Other	2.7	(0.2)	2.5	3.5	(23)%	(29)%
Total	$388.8	$(0.6)	$388.2	$380.2	2%	2%

Categorical Net Sales:
Apparel, Accessories and Equipment	$321.5	$(0.4)	$321.1	$310.2	4%	4%
Footwear	67.3	(0.2)	67.1	70.0	(4)%	(4)%
Total	$388.8	$(0.6)	$388.2	$380.2	2%	2%

	Six Months Ended June 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2016	Translation	2016(1)	2015	% Change	% Change(1)
Geographical Net Sales:
United States	$565.0	$—	$565.0	$495.9	14%	14%
LAAP	189.1	2.8	191.9	210.1	(10)%	(9)%
EMEA	110.4	2.5	112.9	107.6	3%	5%
Canada	49.4	5.3	54.7	45.6	8%	20%
Total	$913.9	$10.6	$924.5	$859.2	6%	8%

Brand Net Sales:
Columbia	$770.5	$9.5	$780.0	$726.1	6%	7%
SOREL	21.6	0.5	22.1	17.7	22%	25%
prAna	73.6	—	73.6	63.2	16%	16%
Mountain Hardwear	42.2	0.7	42.9	46.3	(9)%	(7)%
Other	6.0	(0.1)	5.9	5.9	2%	—%
Total	$913.9	$10.6	$924.5	$859.2	6%	8%

Categorical Net Sales:
Apparel, Accessories and Equipment	$755.5	$7.9	$763.4	$709.5	6%	8%
Footwear	158.4	2.7	161.1	149.7	6%	8%
Total	$913.9	$10.6	$924.5	$859.2	6%	8%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.